                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                              BOUNDLESS CORPORATION
                 ----------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                  ---------------------------------------------
                         (Title of Class of Securities)

                                   101706 20 8
                           --------------------------
                                 (CUSIP Number)

                                  June 28, 2001
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                       [   ]   Rule 13d-1(b)
                       [ X ]   Rule 13d-1(c)
                       [   ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                Page 1 of 6 pages




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CUSIP No.  101706 20 8                 13G                     Page 2 of 6 pages

--------------------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Neoware Systems, Inc.

--------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [X]

--------------------------------------------------------------------------------
   3.      SEC USE ONLY


--------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5.     SOLE VOTING POWER

                                    366,668
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6.     SHARED VOTING POWER
       OWNED BY
         EACH                       0
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7.     SOLE DISPOSITIVE POWER

                                    366,668

                            ----------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           366,668
--------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
           [ ]

--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.2%
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------



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CUSIP No.  101706 20 8                 13G                     Page 3 of 6 pages
------------------------------------------------------------------------------

Item 1(a)     Name of Issuer
              --------------

              Boundless Corporation


              Item 1(b) Address of Issuer's Principal Executive Offices
              ---------------------------------------------------------

              Boundless Corporation
              100 Marcus Boulevard
              Hauppauge, New York 11788


Item 2(a)     Name of Person Filing
              ---------------------

              Neoware Systems, Inc.


Item 2(b)     Address of Principal Business Office, or, if none, Residence
              ------------------------------------------------------------

              400 Feheley Drive
              King of Prussia, PA 19406


Item 2(c)     Citizenship
              -----------

              Delaware


Item 2(d)     Title of Class of Securities
              ----------------------------

              Common Stock, par value $.01 per share


Item 2(e)     CUSIP Number
              ------------

              101706 20 8


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CUSIP No.  101706 20 8                 13G                     Page 4 of 6 pages
--------------------------------------------------------------------------------

Item 3 If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

              (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

              (b) [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act;

              (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

              (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

              (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

              (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

              (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

              (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

              (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

              (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4        Ownership
              ---------

(a) Amount beneficially owned: 366,668 shares of the issuer's common stock, of which 33,334 shares are issuable upon exercise of a warrant.
(b)      Percent of class: 7.2%
(c)      Number of shares as to which such person has:
         (i)    Sole power to vote or to direct the vote: 366,668
         (ii)   Shared power to vote or to direct the vote: 0
         (iii)  Sole power to dispose or to direct the disposition of: 366,668
         (iv)   Shared power to dispose or to direct the disposition of: 0

CUSIP No.  101706 20 8                 13G                     Page 5 of 6 pages
------------------------------------------------------------------------------

Item 5        Ownership of Five Percent or Less of a Class
              --------------------------------------------

              Not applicable

Item 6        Ownership of More than Five Percent on Behalf of Another Person
              ---------------------------------------------------------------

              Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
              ------------------------------------------------------------------

              Not Applicable

Item 8        Identification and Classification of Members of the Group
              ---------------------------------------------------------

              Not Applicable

Item 9        Notice of Dissolution of Group
              ------------------------------

                  Not Applicable

Item 10       Certification
              -------------

              By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.  101706 20 8                 13G                     Page 6 of 6 pages
--------------------------------------------------------------------------------


Signature

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



July 9, 2001
----------------------------------
Date

/S/   Vincent T. Dolan
----------------------------------
Signature




Vincent T. Dolan
Vice President-Finance and Administration
--------------------------------------------
Name/Title